SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

The NASDAQ OMX Group, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $.01 par value per share

(Title of Class of Securities)

631103108

(CUSIP Number of Class of Securities Underlying Common Stock)

Edward S. Knight

Executive Vice President and General Counsel

The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, New York 10006

+1 212 401 8700

(Name, Address and Telephone Number of Person Authorized to Receive Notices and

Communications on Behalf of Filing Persons)

Copies to:

Craig A. Roeder

Christopher M. Bartoli

Baker & McKenzie LLP

One Prudential Plaza, Suite 3500

130 East Randolph Drive

Chicago, IL 60601

(312) 861-8000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$7,174,763	$512

*	Calculated solely for purposes of determining the applicable filing fee. This amount assumes that options to purchase 944,700 shares of common stock of The NASDAQ OMX Group, Inc. having an aggregate value of $7,174,763 as of June 30, 2010 will be exchanged or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black—Scholes option pricing model. The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $71.30 for each $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$512
Form or Registration No.:	Schedule TO-I
Filing party:	The NASDAQ OMX Group, Inc.
Date filed:	July 7, 2010

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

Item 12. Exhibits	1
SIGNATURE	5
INDEX TO EXHIBITS	1
EX-99.(A)(1)(J)	1

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on July 7, 2010 (the “Schedule TO”) by The NASDAQ OMX Group, Inc., a Delaware corporation (“NASDAQ OMX” or the “Company”), in connection with the Company’s offer to exchange certain outstanding stock options to purchase up to an aggregate of 944,700 shares of the Company’s common stock as of June 30, 2010, whether vested or unvested, that were granted on or after January 1, 2006 and on or before June 30, 2008 and have an exercise price greater than $30.00 per share.

This Amendment No. 1 is being filed to file Exhibit (a)(1)(J) – Transcript of Portions of Global Employee Town Hall Meeting, held on July 30, 2010, which together with the previously filed Exhibits (a)(1)(A) through (a)(1)(I) are collectively referred to as the “Disclosure Documents.” Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 1 does not modify any of the information previously reported in the Schedule TO.

Item 12.	Exhibits.

*(a)(1)(A)	Offer to Exchange Eligible Options for Replacement Options dated July 7, 2010.

*(a)(1)(B)	Email Announcement of the Launch of the Stock Option Exchange Program dated July 7, 2010 from the Company.

*(a)(1)(C)	Paper Election Form for Email Transmission.

*(a)(1)(D)	Form of Email to Eligible Employees in Australia and Denmark.

*(a)(1)(E)	Form of Automatic Confirmation Email.

*(a)(1)(F)	Form of Final Confirmation Email to Eligible Employees who have elected to participate in the Program.

*(a)(1)(G)	Screen Shots of Program Website.

*(a)(1)(H)	Form of Reminder Email.

*(a)(1)(I)	Form of Final Confirmation Email to Eligible Employees who have not elected to participate in the Program.

(a)(1)(J)	Transcript of Portions of Global Employee Town Hall Meeting, held on July 30, 2010, relating to the Program.

(b)	Not applicable.

(d)(1)(A)	The NASDAQ OMX Group, Inc. Equity Incentive Plan, as amended and restated as of May 27, 2010 (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-8 (File No. 333-167723) filed on June 23, 2010).+

(d)(1)(B)	Form of NASDAQ Non-Qualified Stock Option Agreement (Performance Accelerated Stock Options) (incorporated herein by reference to Exhibit 10.8.2 to the Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 14, 2005).+

(d)(1)(C)	Form of NASDAQ Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.3.3 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007).+

*(d)(1)(D)	Form of NASDAQ OMX Non-Qualified Stock Option Certificate.+

*(d)(1)(E)	Form of NASDAQ OMX Non-Qualified Stock Option Agreement for Replacement Options for U.S. participants to be granted pursuant to the Program.+

*(d)(1)(F)	Form of NASDAQ OMX Non-Qualified Stock Option Agreement for Replacement Options for non-U.S. participants to be granted pursuant to the Program.+

(d)(1)(G)	Amended and Restated Board Compensation Policy, approved as of December 17, 2008 (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(H)	Amended and Restated Executive Corporate Incentive Plan, dated as of December 17, 2008 (incorporated herein by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(I)	Form of NASDAQ OMX Restricted Stock Award Agreement (directors) (incorporated herein by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007).+

(d)(1)(J)	Form of NASDAQ OMX Restricted Stock Unit Agreement (directors) (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 7, 2009).+

(d)(1)(K)	Form of NASDAQ OMX Performance Share Unit Agreement (incorporated herein by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(L)	Amended and Restated Supplemental Executive Retirement Plan, dated as of December 17, 2008 (incorporated herein by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(M)	Amendment No. 1 to Amended and Restated Supplemental Executive Retirement Plan, effective as of December 31, 2008 (incorporated herein by reference to Exhibit 10.6.1 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

2

(d)(1)(N)	The NASDAQ OMX Group, Inc. Supplemental Employer Retirement Contribution Plan, dated as of December 17, 2008 (incorporated herein by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(O)	Employment Agreement by and between Nasdaq and Robert Greifeld, effective as of January 1, 2007 (incorporated herein by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007).+

(d)(1)(P)	Amendment to Employment Agreement by and between NASDAQ OMX and Robert Greifeld, effective as of December 31, 2008 (incorporated herein by reference to Exhibit 10.8.1 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(Q)	Nonqualified Stock Option Agreement between Nasdaq and Robert Greifeld reflecting December 13, 2006 grant (incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(R)	Nonqualified Stock Option Agreement between NASDAQ OMX and Robert Greifeld reflecting June 30, 2009 grant (incorporated herein by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 18, 2010).+

(d)(1)(S)	2007 Performance Share Unit Agreement between Nasdaq and Robert Greifeld (incorporated herein by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(T)	2008 Performance Share Unit Agreement between Nasdaq and Robert Greifeld (incorporated herein by reference to Exhibit 10.15 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(U)	2009 Performance Share Unit Agreement between NASDAQ OMX and Robert Greifeld (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 7, 2009).+

(d)(1)(V)	Form of Amended and Restated Letter Agreement, effective as of December 31, 2008, between NASDAQ OMX and Certain Executive Officers (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(W)	Employment Agreement between Nasdaq and Edward Knight, effective as of December 29, 2000 (incorporated herein by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).+

3

(d)(1)(X)	First Amendment to Employment Agreement between Nasdaq and Edward Knight, effective February 1, 2002 (incorporated herein by reference to Exhibit 10.14.1 to the Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).+

(d)(1)(Y)	Second Amendment to Employment Agreement between NASDAQ OMX and Edward Knight, effective as of December 31, 2008 (incorporated herein by reference to Exhibit 10.13.2 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(Z)	Amendment to Nonqualified Stock Option Agreements, effective as of October 21, 2009, between NASDAQ OMX and David P. Warren (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 18, 2010).+

(d)(1)(A)(A)	Employment Agreement, dated as of June 24, 2008, between OMX AB and Hans-Ole Jochumsen (incorporated herein by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 18, 2010).+

(g)	Not applicable

(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO

+	Management contract or compensatory plan or arrangement

4

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

THE NASDAQ OMX GROUP, INC.

/s/ ADENA T. FRIEDMAN
Adena T. Friedman
Executive Vice President and Chief Financial Officer

Date: August 2, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

*(a)(1)(A)	Offer to Exchange Eligible Options for Replacement Options dated July 7, 2010.

*(a)(1)(B)	Email Announcement of the Launch of the Stock Option Exchange Program dated July 7, 2010 from the Company.

*(a)(1)(C)	Paper Election Form for Email Transmission.

*(a)(1)(D)	Form of Email to Eligible Employees in Australia and Denmark.

*(a)(1)(E)	Form of Automatic Confirmation Email.

*(a)(1)(F)	Form of Final Confirmation Email to Eligible Employees who have elected to participate in the Program.

*(a)(1)(G)	Screen Shots of Program Website.

*(a)(1)(H)	Form of Reminder Email.

*(a)(1)(I)	Form of Final Confirmation Email to Eligible Employees who have not elected to participate in the Program.

(a)(1)(J)	Transcript of Portions of Global Employee Town Hall Meeting, held on July 30, 2010, relating to the Program.

(b)	Not applicable.

(d)(1)(A)	The NASDAQ OMX Group, Inc. Equity Incentive Plan, as amended and restated as of May 27, 2010 (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-8 (File No. 333-167723) filed on June 23, 2010).+

(d)(1)(B)	Form of NASDAQ Non-Qualified Stock Option Agreement (Performance Accelerated Stock Options) (incorporated herein by reference to Exhibit 10.8.2 to the Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 14, 2005).+

(d)(1)(C)	Form of NASDAQ Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.3.3 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007).+

*(d)(1)(D)	Form of NASDAQ OMX Non-Qualified Stock Option Certificate.+

Exhibit Number	Description

*(d)(1)(E)	Form of NASDAQ OMX Non-Qualified Stock Option Agreement for Replacement Options for U.S. participants to be granted pursuant to the Program.+

*(d)(1)(F)	Form of NASDAQ OMX Non-Qualified Stock Option Agreement for Replacement Options for non-U.S. participants to be granted pursuant to the Program.+

(d)(1)(G)	Amended and Restated Board Compensation Policy, approved as of December 17, 2008 (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(H)	Amended and Restated Executive Corporate Incentive Plan, dated as of December 17, 2008 (incorporated herein by reference to Exhibit 10.2 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(I)	Form of NASDAQ OMX Restricted Stock Award Agreement (directors) (incorporated herein by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007).+

(d)(1)(J)	Form of NASDAQ OMX Restricted Stock Unit Agreement (directors) (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 7, 2009).+

(d)(1)(K)	Form of NASDAQ OMX Performance Share Unit Agreement (incorporated herein by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(L)	Amended and Restated Supplemental Executive Retirement Plan, dated as of December 17, 2008 (incorporated herein by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(M)	Amendment No. 1 to Amended and Restated Supplemental Executive Retirement Plan, effective as of December 31, 2008 (incorporated herein by reference to Exhibit 10.6.1 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(N)	The NASDAQ OMX Group, Inc. Supplemental Employer Retirement Contribution Plan, dated as of December 17, 2008 (incorporated herein by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

Exhibit Number	Description

(d)(1)(O)	Employment Agreement by and between Nasdaq and Robert Greifeld, effective as of January 1, 2007 (incorporated herein by reference to Exhibit 10.5 to the Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 28, 2007).+

(d)(1)(P)	Amendment to Employment Agreement by and between NASDAQ OMX and Robert Greifeld, effective as of December 31, 2008 (incorporated herein by reference to Exhibit 10.8.1 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(Q)	Nonqualified Stock Option Agreement between Nasdaq and Robert Greifeld reflecting December 13, 2006 grant (incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(R)	Nonqualified Stock Option Agreement between NASDAQ OMX and Robert Greifeld reflecting June 30, 2009 grant (incorporated herein by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 18, 2010).+

(d)(1)(S)	2007 Performance Share Unit Agreement between Nasdaq and Robert Greifeld (incorporated herein by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(T)	2008 Performance Share Unit Agreement between Nasdaq and Robert Greifeld (incorporated herein by reference to Exhibit 10.15 to the Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 25, 2008).+

(d)(1)(U)	2009 Performance Share Unit Agreement between NASDAQ OMX and Robert Greifeld (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 7, 2009).+

(d)(1)(V)	Form of Amended and Restated Letter Agreement, effective as of December 31, 2008, between NASDAQ OMX and Certain Executive Officers (incorporated herein by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(W)	Employment Agreement between Nasdaq and Edward Knight, effective as of December 29, 2000 (incorporated herein by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).+

Exhibit Number	Description

(d)(1)(X)	First Amendment to Employment Agreement between Nasdaq and Edward Knight, effective February 1, 2002 (incorporated herein by reference to Exhibit 10.14.1 to the Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003).+

(d)(1)(Y)	Second Amendment to Employment Agreement between NASDAQ OMX and Edward Knight, effective as of December 31, 2008 (incorporated herein by reference to Exhibit 10.13.2 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009).+

(d)(1)(Z)	Amendment to Nonqualified Stock Option Agreements, effective as of October 21, 2009, between NASDAQ OMX and David P. Warren (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 18, 2010).+

(d)(1)(A)(A)	Employment Agreement, dated as of June 24, 2008, between OMX AB and Hans-Ole Jochumsen (incorporated herein by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 18, 2010).+

(g)	Not applicable

(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO

+	Management contract or compensatory plan or arrangement